News	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700 www.unitcorp.com

For Immediate Release…
May 4, 2010

UNIT CORPORATION REPORTS 2010 FIRST QUARTER RESULTS

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) reported today its first quarter 2010 results.  For the quarter, it reported net income of $36.2 million, or $0.76 per diluted share, compared to a net loss of $147.5 million, or $3.14 per diluted share for the three months ended March 31, 2009.  Included in the first quarter 2009 results was a noncash ceiling test write down of $281.2 million ($175.1 million after tax, or $3.73 per diluted share).  The ceiling test write down was required to reduce the carrying value of the company’s oil and natural gas properties due to significantly lower commodity prices existing at the end of the first quarter 2009.  If the ceiling test write down had not been required, net income for the first quarter of 2009 would have been $27.6 million, or $0.59 per diluted share (see Non-GAAP Financial Measures below).  Total revenues for the first quarter of 2010 were $206.6 million (30% contract drilling, 48% oil and natural gas, and 20% mid-stream), compared to total revenues for the first quarter of 2009 of $201.1 million (44% contract drilling, 44% oil and natural gas, and 11% mid-stream).

CONTRACT DRILLING SEGMENT INFORMATION
The average number of drilling rigs used in the first quarter of 2010 was 50.9 drilling rigs, a decrease of 4% from the first quarter of 2009, and an increase of 39% from the fourth quarter of 2009.  Contract drilling rig rates for the first quarter of 2010 averaged $14,127 per day, a decrease of 24%, or $4,511 per day, from the first quarter of 2009, and a decrease of 4%, or $581 per day, from the fourth quarter of 2009.  Average operating margins for the first quarter were $4,435 per day (before elimination of intercompany drilling rig profit of $0.4 million; see Non-GAAP Financial Measures below) as compared to $8,213 per day (before elimination of intercompany drilling rig profit of $0.6 million; see Non-GAAP Financial Measures below) for 2009, a decrease of 46%.  Approximately $28 per day of the first quarter 2010 average operating margin was the result of early termination fees associated with the cancellation of long-term contracts.  Average operating margins for the first quarter of 2010 was $4,435 per day while the average operating margins for the fourth quarter of 2009 was $5,268 per day (before elimination of intercompany drilling rig profit and bad debt expense of $0.4 million; see Non-GAAP Financial Measures below), a decrease of $833 or 16%.  Approximately $619 per day of the fourth quarter 2009 average operating margin was the result of early termination fees associated with the cancellation of long-term contracts.  Excluding early termination fees, average operating margins for the first quarter of 2010 were $4,407 per day a decrease of $242 per day or 5% as compared to $4,649 per day for the fourth quarter of 2009.

Larry Pinkston, Unit’s Chief Executive Officer and President, said: “We have experienced an increase in the demand for our drilling rigs during the first quarter and are receiving increases in dayrates on drilling rigs focused on horizontal drilling, but overall dayrates continue to be negatively impacted by low commodity prices and the expiration of long-term contracts.  Regarding the sale of eight of our idle mechanical drilling rigs that we previously announced, we have closed on six of those rigs and plan to close on the remaining two rigs by the end of the second quarter.  These drilling rigs range in horsepower from 800 to 1,000.  Total proceeds from that sale will be $23.9 million, resulting in an estimated gain of $5.7 million which is included in other revenues in the Statement of Operations.  We plan to use the sales proceeds to refurbish and upgrade certain drilling rigs in our existing fleet that we intend to target toward horizontal drilling activity.  Once the sale of the eight drilling rigs is completed, our drilling rig fleet will total 123.

Currently, 65 of those 123 drilling rigs are under contract.  Contracts with terms ranging from six months to two years in length are in place for 32 of the 65 drilling rigs currently under contract for work.”

            The following table illustrates this segment's drilling rig count at the end of each period and average utilization rate during the period:

	1st Qtr 10	4th Qtr 09	3rd Qtr 09	2nd Qtr 09	1st Qtr 09	4th Qtr 08	3rd Qtr 08	2nd Qtr 08	1st Qtr 08
Rigs	125	130	130	131	131	132	131	131	129
Utilization	40%	28%	26%	24%	40%	74%	85%	80%	78%

OIL AND NATURAL GAS SEGMENT INFORMATION
•	Completed 27 gross wells in the first quarter of 2010 with a 96% success rate.
•	Approximately 66% of anticipated natural gas production and 62% of anticipated crude oil production is hedged for 2010.
•	Plan to drill 175 wells during 2010 with a revised production estimate of 64.0 to 65.0 Bcfe.

First quarter 2010 production was 303,000 barrels of oil, in comparison to 343,000 barrels of oil in the first quarter of 2009, a 12% decrease.  Natural gas liquids (NGLs) production was 377,000 barrels in comparison to 393,000 barrels in the first quarter of 2009, a 4% decrease.  First quarter 2010 natural gas production decreased 15% to 10.0 Bcf from 11.9 Bcf during the comparable quarter of 2009.  First quarter 2010 production totaled 14.1 Bcfe, a 13% decrease over first quarter 2009 and a decrease of 1% over the fourth quarter of 2009.  At the end of the first quarter of 2010, the average daily rate of production was 156.4 million cubic feet equivalent (MMcfe), a 2% increase over that at the end of the fourth quarter of 2009.

Unit’s average natural gas price for the first quarter of 2010 increased 9% to $5.95 per thousand cubic feet (Mcf) as compared to $5.44 per Mcf for the first quarter of 2009.  Unit’s average oil price for the first quarter of 2010 was $67.33 per barrel compared to $50.51 per barrel for the first quarter of 2009, a 33% increase, and Unit’s average NGLs price for the first quarter of 2010 was $42.76 per barrel compared to $18.69 per barrel for the first quarter of 2009, a 129% increase.

    For 2010, approximately 66% of the company’s anticipated average daily natural gas production is hedged and 62% of its anticipated daily oil production is hedged.  The natural gas production is hedged under swap contracts at a comparable average NYMEX price of $6.95.  The average basis differential for the swaps is ($0.66).  Of the oil hedges, 60% are under swap contracts at an average price of $61.36 and 40% are under a collar contract with a floor of $67.50 and a ceiling of $81.53.

The following table illustrates this segment’s production and certain results for the periods indicated:

	1st Qtr 10	4th Qtr 09	3rd Qtr 09	2nd Qtr 09	1st Qtr 09	4th Qtr 08	3rd Qtr 08	2nd Qtr 08	1st Qtr 08
Production, Bcfe	14.1	14.3	14.7	15.4	16.3	16.8	15.9	16.0	14.7
Production, MMcfe/day	156.8	155.8	159.4	169.6	180.9	182.6	172.4	175.3	162.1
Realized Price, Mcfe (1)	$6.82	$6.12	$5.92	$5.75	$5.48	$6.21	$9.49	$10.19	$8.72
Wells Drilled (gross)	27	37	21	16	21	67	82	72	57
Success Rate	96%	92%	90%	100%	90%	90%	89%	90%	86%

(1) Realized price includes oil, natural gas liquids, natural gas and associated hedges.

During the first quarter of 2010, this segment completed the drilling of 27 wells with a success rate of 96% compared to the completion of 21 wells with a 90% success rate during the first quarter of 2009.

    Unit’s exploration and production activities for 2010 are primarily focused in its Granite Wash play and Segno prospect.  Unit concentrates its Granite Wash drilling program primarily in the Texas Panhandle portion of the play.  During the first quarter of 2010, the company completed three vertical wells and one horizontal well.  In addition, the company is drilling one horizontal well and has another horizontal well that will be fracture stimulated in early May.  The company will increase the number of Unit rigs drilling primarily horizontal wells in the Granite Wash from one drilling rig to three by mid-May.  To date, Unit has drilled horizontal laterals in four different Granite Wash sands to evaluate which sands generate favorable economics.  The early results indicate that three of the four sands that have been tested so far are favorable for horizontal drilling and plans are to test a fifth sand later this year.  The horizontal well that was completed during the quarter had first sales on March 1st at a rate of approximately 1,800 Mcfe per day with reserves estimated between 1.5 to 2.0 Bcfe.  The results from this sand do not support further drilling in this interval at current natural gas prices although completion techniques may be able to be optimized and reserves increased to make drilling in this sand economic.   The Frank Shaller 7H is a horizontal Granite Wash well drilled in late 2009 that continues to produce strongly at a rate of approximately 5,800 Mcfe per day after being on line for over four months.  This well has estimated reserves of 6.0 to 8.0 Bcfe.  In addition to the three rigs that will be drilling Granite Wash wells, the company has three to four Unit rigs drilling primarily horizontal oil and natural gas plays in formations such as the Tonkawa, Marmaton, Cleveland, Lower Morrow, Hunton and Marchand located in the Texas Panhandle and Western Oklahoma.

    In the Segno prospect, located in Polk, Tyler and Hardin counties, Texas, Unit has completed two wells during the first quarter of 2010 and is drilling or completing three additional wells.  The two completed wells are the fourth and fifth wells drilled on the prolific Wing lease where Unit has a 100 % working interest.  The Wing # 4 was an east extension of the field that encountered three potential gas pays.  The initial completion in the deepest zone resulted in a marginal gas test and the company elected to move up to the second zone which will be fracture stimulated in mid-May.  The Wing # 5 was drilled in a new fault block to the south and encountered seven potential gas pays.  The initial completion in a deeper new sand has averaged approximately 1,500 Mcf per day and 33 barrels of oil per day since first production on April 2, 2010.  Unit has drilled two of the three commitment wells in its new joint venture area to the south of Segno that the company discussed in previous releases.  Both wells are in the completion process and it is too early to determine if these wells will be economic at current gas prices.  The third well will spud in the next few weeks.  The company anticipates keeping two Unit rigs working in the Segno prospect for the majority of 2010.

    In the Haynesville shale, Unit has two areas of activity located in Shelby and Harrison counties in East Texas.  In Shelby County, the company is currently participating in its first horizontal Haynesville well in the Stockman prospect.  Unit owns a 54% working interest in the Smith #1-H which is currently drilling at approximately 9,000 feet.  Current plans are to drill three or four horizontal wells in this prospect in 2010.  In Harrison County, Unit has 100% working interest in the Lawrence #1-H which drilled during the latter part of 2009.  The company encountered a mechanical problem after successfully fracture stimulating the first three stages and were unable to pump the final four stages at that time.  Due to delays in securing a frac date for the remaining four stages, Unit elected to produce the well to sales starting on March 11, 2010.  The well has averaged approximately 1,400 Mcfe per day during the initial 47 days of production.

In the Marcellus Shale play located primarily in Somerset County, Pennsylvania, the first two horizontal wells have been completed and both are selling gas into the pipeline.  The initial well achieved a 3,500’ lateral which was fracture stimulated with seven stages and has been selling gas at an approximate rate of 500 Mcfe per day for the past five months.  The second horizontal achieved a 2,600’ lateral which was fractured stimulated with eight stages and has averaged approximately 1,500 Mcfe per day since first gas sales in early April 2010.  Although the initial rates are lower than expected, the early production rates are showing minimal decline.  We are moving forward with further evaluation of its leasehold.  The plan is to drill four to five new horizontal wells starting in September 2010 and also shoot approximately 35 square miles of 3-D seismic data.

Pinkston said:  “Our first quarter 2010 drilling activity was slowed down by unusually wet weather, especially in the Texas Panhandle Granite Wash play, and operational delays as we transition to drilling primarily horizontal wells.  In addition, we are experiencing delays in completing wells due to shortages in fracture stimulation services.  As a result of these conditions, we have reduced our 2010 production guidance to 64.0 to 65.0 Bcfe.  The number of wells we plan to participate in drilling and the level of capital expenditures remains unchanged for 2010 at 175 wells and $365 million, respectively.”

MID-STREAM SEGMENT INFORMATION
•	Increased first quarter 2010 liquids sold per day volumes and processing volumes per day by 16% and 5%, respectively, over the first quarter of 2009.
•	12 new wells connected to existing systems during the first quarter of 2010.

First quarter 2010 processing volumes of 76,513 MMBtu per day and liquids sold volumes of 253,707 gallons per day increased 16% and 5%, respectively, over first quarter of 2009.  First quarter 2010 gathering volumes were 180,117 MMBtu per day, a 6% decrease from the first quarter of 2009.  Operating profit (as defined in the Selected Financial and Operational Highlights) for the first quarter was $8.4 million or a 474% improvement over 2009’s first quarter, due primarily to increased liquids prices, which resulted in increased processing margins.

            The following table illustrates certain results from this segment’s operations for the periods indicated:

	1st Qtr 10	4th Qtr 09	3rd Qtr 09	2nd Qtr 09	1st Qtr 09	4th Qtr 08	3rd Qtr 08	2nd Qtr 08	1st Qtr 08
Gas gathered MMBtu/day	180,117	177,145	179,047	187,666	192,320	187,585	195,914	205,397	200,697
Gas processed MMBtu/day	76,513	77,501	77,923	75,481	72,650	72,491	71,260	67,545	59,797
Liquids sold Gallons/day	253,707	263,668	251,830	239,121	218,762	197,428	199,805	202,130	183,924

    This segment operates three natural gas treatment plants, owns eight processing plants, 33 active gathering systems and approximately 845 miles of pipeline.

    Pinkston said: “Processing and liquids sold volumes continue to remain strong.  Construction activity on our new plant at Hemphill in the Panhandle of Texas is on schedule and should be operational early in the fourth quarter of 2010.  In conjunction with Tenaska Midstream Services, LLC, we began the construction of a pipeline in West Virginia in March.  That project is going forward according to plan.  We continue to work with various producers in the Appalachian Basin to develop additional pipeline construction projects.  We connected 12 new wells to existing systems during the first quarter and have increased our miles of pipeline by 45 miles between the comparable quarters.”

FINANCIAL INFORMATION
Unit ended the first quarter of 2010 with working capital of $56.1 million, long-term debt of $30.0 million, and a debt to capitalization ratio of 2%.  Under the company’s credit facility, the amount available to be borrowed is the lesser of the amount elected by the company as the commitment amount (currently $325 million) or the value of the borrowing base as determined by the lenders under the credit facility, but not to exceed the maximum credit facility amount of $400 million.  As of April 1, 2010, Unit’s borrowing base was determined to be $500 million.

MANAGEMENT COMMENT
    Larry Pinkston said: “Our first quarter 2010 operating results were solid as we still face the challenges of an industry trying to recover from weak economic conditions.  We are optimistic about the increases we are seeing in the demand for drilling by exploration and production companies.  Our balance sheet is well positioned to take advantage of growth opportunities that may arise in all three of our business segments during the year.”

WEBCAST
Unit will webcast its first quarter earnings conference call live over the Internet on May 4, 2010 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes before the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.
____________________________________________________

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange   under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
    This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including the impact that the current decline in wells being drilled will have on production and drilling rig utilization, productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, projected growth of the Company’s oil and natural gas production, oil and gas reserve information, as well as its ability to meet its future reserve replacement goals, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s exploration segment, development, operational, implementation and opportunity risks, possible delays caused by limited availability of third party services needed in the course of its operations, possibility of future growth opportunities, and other factors described from time to time in the Company’s publicly available SEC reports.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended
	March 31,
	2010	2009
Statement of Operations:
Revenues:
Contract drilling	$60,854	$88,699
Oil and natural gas	99,053	88,904
Gas gathering and processing	41,135	22,143
Other	5,508	1,316
Total revenues	206,550	201,062

Expenses:
Contract drilling:
Operating costs	40,900	50,330
Depreciation	13,786	12,619
Oil and natural gas:
Operating costs	25,034	24,816
Depreciation, depletion and amortization	25,336	38,006
Impairment of oil and natural gas properties	---	281,241
Gas gathering and processing:
Operating costs	32,726	20,677
Depreciation and amortization	3,941	4,061
General and administrative	6,279	6,089
Interest, net	---	477
Total expenses	148,002	438,316
Income (Loss) Before Income Taxes	58,548	(237,254)

Income Tax Expense (Benefit):
Current	2,240	---
Deferred	20,155	(89,761)
Total income taxes	22,395	(89,761)
Net Income (Loss)	$36,153	$(147,493)

Net Income (Loss) per Common Share:
Basic	$0.77	$(3.14)
Diluted	$0.76	$(3.14)
Weighted Average Common
Shares Outstanding:
Basic	47,121	46,921
Diluted	47,686	46,921

	March 31,	December 31,
	2010	2009
Balance Sheet Data:
Current assets	$170,721	$128,095
Total assets	$2,321,170	$2,228,399
Current liabilities	$114,651	$105,147
Long-term debt	$30,000	$30,000
Other long-term liabilities	$81,339	$81,126
Deferred income taxes	$466,697	$446,316
Shareholders’ equity	$1,628,483	$1,565,810

	Three Months Ended March 31,
	2010	2009
Statement of Cash Flows Data:
Cash Flow From Operations before Changes
in Operating Assets and Liabilities (1)	$97,030	$103,382
Net Change in Operating Assets and Liabilities	(17,363)	69,508
Net Cash Provided by Operating Activities	$79,667	$172,890
Net Cash Used in Investing Activities	$(86,926)	$(112,034)
Net Cash Provided by (Used in) Financing Activities	$7,158	$(60,428)

	Three Months Ended March 31,
	2010	2009
Contract Drilling Operations Data:
Rigs Utilized	50.9	52.8
Operating Margins (2)	33%	43%
Operating Profit Before
Depreciation (2) ($MM)	$20.0	$38.4
Oil and Natural Gas Operations Data:
Production:
Oil - MBbls	303	343
Natural Gas Liquids - MBbls	377	393
Natural Gas - MMcf	10,034	11,862
Average Prices:
Oil price per barrel received	$67.33	$50.51
Oil price per barrel received, excluding hedges	$75.70	$38.52
NGLs price per barrel received	$42.76	$18.69
NGLs price per barrel received, excluding hedges	$42.76	$18.69
Natural Gas price per Mcf received	$5.95	$5.44
Natural Gas price per Mcf received, excluding hedges	$5.14	$3.48
Operating Profit Before DD&A and Impairment (2) ($MM)	$74.0	$64.1
Mid-Stream Operations Data:
Gas Gathering - MMBtu/day	180,117	192,320
Gas Processing - MMBtu/day	76,513	72,650
Liquids Sold – Gallons/day	253,707	218,762
Operating Profit Before Depreciation
and Amortization (2) ($MM)	$8.4	$1.5
(1) The company considers its cash flow from operations before changes in operating assets and liabilities an important measure in meeting the performance goals of the company (see Non-GAAP Financial Measures below).
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by segment revenue.

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted account principles (“GAAP”). We believe certain non-GAAP performance measures provide users or our financial information and our management additional meaningful information to evaluate the performance of our company.

This press release includes net income excluding the effect of the impairment of our oil and natural gas properties, earnings per share excluding the effect of the impairment of our oil and natural gas properties, cash flow from operations before changes in working capital and our drilling segment’s average daily operating margin before elimination of rig profit.

Below is a reconciliation of GAAP financial measures to non-GAAP financial measures for the three months ended March 31, 2010 and 2009. Non-GAAP financial measures should not be considered by themselves or a substitute for our company’s results reported in accordance with GAAP.

Unit Corporation
Reconciliation of Net Income and Earnings per Share
 Excluding the Effect of Impairment of Oil and Natural Gas Properties

	March 31,
	2010	2009
	(In thousands)
Net income excluding impairment of oil and
natural gas properties:
Net income (loss)	$36,153	$(147,493)
Add:
Impairment of oil and natural gas properties
(net of income tax)	---	175,072
Net income excluding impairment of oil and
natural gas properties	$36,153	$27,579

Diluted earnings per share excluding
impairment of oil and natural gas properties:
Diluted earnings per share Add: Diluted earnings per share from impairment	$0.76	$(3.14)
of oil and natural gas properties	---	3.73
Diluted earnings per share excluding
impairment of oil and natural gas properties	$0.76	$0.59
 ________________

We have included the net income excluding impairment of oil and natural gas properties and diluted earnings per share excluding impairment of oil and natural gas properties because:
•	We use the adjusted net income to evaluate the operational performance of the company.
•	The adjusted net income is more comparable to earnings estimates provided by securities analyst.
•
The impairment of oil and natural gas properties does not occur on a recurring basis and the amount and timing of impairments cannot be reasonably estimated for budgeting purposes and is therefore typically not included for forecasting operating results.

Unit Corporation
Reconciliation of Cash Flow From Operations Before Changes in Operating Assets and Liabilities

	March 31,
	2010	2009
	(In thousands)
Net cash provided by operating activities	$79,667	$172,890
Subtract:
Net change in operating assets and liabilities	(17,363)	69,508
Cash flow from operations before changes
in operating assets and liabilities	$97,030	$103,382
 ________________

We have included the cash flow from operations before changes in operating assets and liabilities because:
•	It is an accepted financial indicator used by our management and companies in our industry to measure the company’s ability to generate cash which is used to internally fund our business activities.
•	It is used by investors and financial analysts to evaluate the performance of our company.

Unit Corporation
Reconciliation of Average Daily Operating Margin Before Elimination of Rig Profit

	Three Months Ended
	March 31,		December 31,
	2010	2009	2009
	(In thousands)
Contract drilling revenue	$60,854	$88,699	$47,932
Contract drilling operating cost	40,900	50,330	30,515
Operating profit from contract drilling	19,954	38,369	17,417
Add: Elimination of intercompany rig profit and bad debt expense	376	625	377
Operating profit from contract drilling
before elimination of intercompany
rig profit	20,330	38,994	17,794
Contract drilling operating days	4,584	4,748	3,378
Average daily operating margin before
elimination of rig profit	$4,435	$8,213	$5,268
 ________________
We have included the average daily operating margin before elimination of rig profit because:
•	Our management uses the measurement to evaluate the cash flow performance or our contract drilling segment and to evaluate the performance of contract drilling management.
•	It is used by investors and financial analysts to evaluate the performance of our company.